Exhibit 99.1

FINAL:  For Release

NEW YORK & COMPANY, INC. ANNOUNCES LEADERSHIP SUCCESSION PLAN

~ Chairman & CEO Richard Crystal to Retire in 2011 ~

~ Gregory Scott Appointed President ~

New York, NY — April 29, 2010 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 576 retail stores, today announced that Chairman and Chief Executive Officer, Richard P. Crystal, 65, intends to retire from the Company and its Board of Directors when his employment agreement expires on February 11, 2011.  As part of the Board’s leadership succession planning efforts, Gregory Scott, 47, has been appointed President of New York & Company effective June 1, 2010.  After he commences his employment with the Company, Mr. Scott will also join its Board of Directors.  Most recently, Mr. Scott served as Chief Executive Officer of Bebe Stores.  To facilitate an orderly transition, Mr. Scott will work closely with Mr. Crystal over the next nine-month period with the intent that he will assume the role of Chief Executive Officer upon Mr. Crystal’s retirement.

Richard P. Crystal, New York & Company’s Chairman and CEO, said:  “I am extremely proud of what we have achieved at New York & Company in my 14 years as CEO.  Our brand has evolved into a leader of fashion, style and value for our customers and I remain enthusiastic about the Company’s opportunities and growth prospects in the years to come.”

Mr. Crystal also stated:  “Now is the appropriate time to put New York & Company’s next generation of leadership in place.  Greg is a talented merchant and an outstanding choice for President of our Company.  His track record of success, along with his approachable and collaborative leadership style, gives me great confidence in his ability to be successful at New York & Company. I look forward to working closely with Greg over the next nine months to ensure a seamless transition.”

John D. Howard, CEO of Irving Place Capital and a member of New York & Company’s Board of Directors, commented: “Richard’s deep knowledge of the retail industry has been invaluable and we are grateful for his leadership of New York & Company.  He has been a trusted and valued management partner of Irving Place Capital for the past eight years.  Together, we brought the Company public in 2004 and Richard has been instrumental in building New York & Company into a well-recognized national brand and a leading specialty retailer of fashion oriented, moderately priced women’s apparel.  On behalf of the Board, I would like to recognize Richard for all of his accomplishments.  I would also like to thank him for being an integral part of our leadership succession plan as we transition Greg into his new role.  Greg is a seasoned retail executive and is well suited to lead New York & Company into its next era of growth.”

Gregory Scott brings more than 20 years of retail industry experience to New York & Company.  Most recently, Mr. Scott served as Chief Executive Officer of Bebe Stores, a specialty retailer of contemporary women’s apparel and accessories.  Prior to Bebe, Mr. Scott served as President of Arden B., a division of Wet Seal, Inc.  Mr. Scott has also held senior level merchandising positions at Ann Taylor Stores and Henri Bendel, a division of The Limited.  Mr. Scott began his retail career in the executive training program at Macy’s West, a division of Federated Department Stores, Inc. where he held several merchandising positions.

Richard Crystal was named President and Chief Executive Officer of New York & Company in 1996 and became Chairman in 2004. Previously, Mr. Crystal had a 20 year career at R.H. Macy/Federated,

including a variety of senior management positions, culminating in his serving as Chairman and Chief Executive Officer, Product Development and Specialty Retail, which included the Aeropostale and Charter Club chains. Mr. Crystal began his career in retailing at Stern’s department store based in New York City. He has over 30 years of experience in the retail industry more than 20 of which are in specialty retail. Mr. Crystal holds a B.A. in history from New York University.

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion oriented, moderately priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of retail stores and E-commerce store at www.nyandcompany.com. The Company currently operates 576 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

About Irving Place Capital

Irving Place Capital invests private equity capital in compelling buyouts, recapitalizations and growth capital opportunities alongside superior management teams. Irving Place Capital focuses on making control or entrepreneur-driven investments. Since its formation in 1997, Irving Place Capital has been an investor in 68 portfolio companies, and manages over $4 billion of equity capital, including its current $2.7 billion institutional fund. The firm’s notable retail and apparel investments have included, Aéropostale, New York & Company, Seven for All Mankind, Stuart Weitzman and The Vitamin Shoppe. More information about Irving Place Capital is available at www.irvingplacecapital.com.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor/Media Contact:

Integrated Corporate Relations

(203) 682-8200

Investor: Allison Malkin

Media: Kellie Baldyga

Forward Looking Statements: This press release contains certain forward looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict”, and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns, which have deteriorated significantly and may continue to do so for the foreseeable future; (ii) our ability to successfully integrate our restructuring and cost reduction program; (iii) the deteriorating economic conditions could negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) our ability to open and operate stores successfully; (v) seasonal fluctuations in our business; (vi) our ability to anticipate and respond to fashion trends; (vii) our dependence on mall traffic for our sales; (viii) competition in our market, including promotional and pricing competition; (ix) our ability to retain, recruit and train key personnel; (x) our reliance on third parties to manage some aspects of our business; (xi) our reliance on foreign sources of production; (xii) our ability to protect our trademarks and other intellectual property rights; (xiii) our ability to maintain, and our reliance on, our information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the company by our sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

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